Filed Pursuant to Rule 424(b)(5)

Registration No. 333-151417

The information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,  DATED DECEMBER 15, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 18, 2008)

KIMBER RESOURCES INC.

Common Shares

We are offering and selling up to     of our common shares, no par value.  The common shares will be sold at a negotiated price of $  per common share.  The price was negotiated at arms length between us and the placement agent.

Our common shares are traded on the Toronto Stock Exchange (which we refer to as the “TSX”) under the symbol “KBR” and on the NYSE Amex under the symbol “KBX.”  On December 14, 2009, the last reported sale price of common shares on the Toronto Stock Exchange was Cdn$1.43 per common share and on the NYSE Amex was $1.34 per common share.  The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on December 15, 2009 was approximately $64.49 million. We have not issued any securities pursuant to Instruction I.B.5 of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in our common shares involves a high degree of risk.  See the section entitled “Risk Factors” on page S-9 of this prospectus supplement and on page 2 of the accompanying base prospectus.

Neither the United States Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus.  Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Public offering price	$	$
Placement agent’s fee(1)	$	$
Proceeds to us, before expenses	$	$

 ________

(1)   In addition, we have granted the placement agent an option (which we refer to as the “Agent’s Option”) for a period of 30 days from the date of this prospectus supplement to solicit offers and to place up to an additional    common shares at the same price as the offering price to the public exercisable, in whole or in part, at the sole option of the placement agent.  This prospectus supplement covers the offer and sale of the common shares upon exercise of the Agent’s Option.  If the Agent’s Option is fully exercised, the total public offering price, placement agent’s fees and proceeds to us, before expenses, will be $  , $  and $  , respectively. A purchaser who acquires common shares forming part of the Agent’s Option, if applicable, acquires those common shares under this prospectus supplement.

Scarsdale Equities LLC is acting as principal placement agent in connection with this offering. The placement agent is not required to purchase or sell any common shares offered hereby, but the placement agent will use its best efforts to arrange for the sale of all of the common shares offered hereby.  Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fee, and proceeds to us, before expenses, are not presently determinable and may be substantially less than the maximum amounts set forth in the table above.

We expect the common shares offered hereby to be delivered on or about December  , 2009, or such earlier date as we and the placement agent may agree following the completion of the placement of all of the common shares offered pursuant to this prospectus supplement.

Scarsdale Equities LLC

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER  , 2009.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-3
PROSPECTUS SUPPLEMENT SUMMARY	S-4
RISK FACTORS	S-9
NOTE TO U.S. INVESTORS REGARDING ENFORCEMENT OF CIVIL LIABILITIES	S-17
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	S-18
DOCUMENTS INCORPORATED BY REFERENCE	S-18
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-19
USE OF PROCEEDS	S-19
CONSOLIDATED CAPITALIZATION	S-20
MARKET FOR COMMON SHARES	S-21
DESCRIPTION OF THE SECURITIES WE ARE OFFERING	S-23
PLAN OF DISTRIBUTION	S-23
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-25
INTERESTS OF NAMED EXPERTS AND COUNSEL	S-30
EXPERTS	S-31
WHERE YOU CAN FIND MORE INFORMATION	S-31
EXPENSES OF THE OFFERING	S-32

BASE PROSPECTUS

FORWARD-LOOKING STATEMENTS	1

ABOUT THIS PROSPECTUS	1

ABOUT KIMBER	1

RISK FACTORS	2

USE OF PROCEEDS	9

CAPITALIZATION	10

ENFORCEABILITY OF CIVIL LIABILITIES	10

DESCRIPTION OF CAPITAL STOCK	10

MATERIAL CHANGES	11

PLAN OF DISTRIBUTION	12

LEGAL MATTERS	15

EXPERTS	15

WHERE YOU CAN FIND MORE INFORMATION	15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares. The second part is the accompanying base prospectus, which gives more general information, some of which may not be applicable to this offering.  This prospectus supplement relates to a registration statement that we filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings.  This prospectus supplement and any free writing prospectus filed by us (unless otherwise specifically stated therein) may add, update or change information contained in the accompanying base prospectus and the documents incorporated by reference herein and therein. You should read this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us together with the information described under the sections entitled, “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and any additional information you may need to make your investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus relating to this offering. We have not, and the placement agent has not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.  Information in this prospectus supplement updates and modifies the information in the accompanying base prospectus and information incorporated by reference herein and therein. To the extent that any statement made in this prospectus supplement or any free writing prospectus (unless otherwise specifically indicated therein) differs from those in the accompanying base prospectus, the statements made in the accompanying base prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made by this prospectus supplement.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Kimber,” “we” or “us” includes Kimber Resources Inc. and each of its subsidiaries.

Currency and Financial Information

Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars.  References in this prospectus supplement to “$” are to U.S. dollars and references to “Cdn$” are to Canadian dollars.  The consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived therefrom included in this prospectus supplement, are presented in Canadian dollars.  On December 14, 2009, the noon exchange rate as reported by the Bank of Canada for one United States dollar expressed in Canadian dollars was Cdn$1.0593.

The financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived therefrom included in this prospectus supplement, have been prepared in accordance with Canadian Generally Accepted Accounting Principles and they are subject to Canadian auditing and auditor independence standards, and, therefore, they may not be comparable to the financial statements of United States companies. Information regarding the impact upon our financial statements of significant differences between Canadian and United States generally accepted accounting principles is contained in Note 15 to our audited consolidated financial statements for the year ended June 30, 2009 as filed in our Annual Report on Form 20-F, filed September 29, 2009, which are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

Tax Considerations

Prospective investors should be aware that the acquisition of the common shares described herein may have tax consequences both in the United States and Canada, as applicable.  Such consequences for investors who are resident in, or citizens of, the United States or Canada may not be described fully in this prospectus supplement or the accompanying base prospectus.  See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about us and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents that we incorporate herein and therein by reference before making a decision about whether to invest in our securities.

The Company

Kimber Resources Inc., a Canadian junior exploration company, was incorporated on March 31, 1995 by registration of its Memorandum and Articles under the Company Act (British Columbia) (which was replaced by the Business Corporations Act (British Columbia) that came into force on March 29, 2004), as amended effective on April 23, 1998, May 19, 1999, May 21, 2002, June 3, 2004 and December 21, 2007.

Kimber Resources Inc. became a reporting issuer in the provinces of British Columbia and Alberta on June 5, 2002 and its common shares and July 12 warrants were listed on the TSX Venture Exchange and commenced trading on July 16, 2002. Kimber Resources Inc. voluntarily delisted its common shares from the TSX Venture Exchange at the end of trading on June 17, 2004 and its common shares were listed and commenced trading on the TSX on June 18, 2004.  Kimber Resources Inc. is now also a reporting issuer in the Province of Ontario. On July 21, 2005 Kimber Resources Inc. filed an amended Form 20-F Registration Statement with the SEC and subsequently applied for and was listed on the American Stock Exchange (now the NYSE Amex).  Trading on the NYSE Amex commenced on December 22, 2005.

The head office and registered and records office of Kimber Resources Inc. are located at Suite 215 - 800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6. Telephone: (604) 669-2251.  The fiscal and head office of Minera Monterde, S. de R.L. de C.V. (which we refer to as “Minera Monterde”), Kimber Resources de Mexico, S.A. de C.V. (which we refer to as “Kimber Resources de Mexico”) and Minera Pericones, S.A. de C.V. (which we refer to as “Minera Pericones”), wholly owned subsidiaries of Kimber Resources Inc., are located at Calle la Salle # 3230, Fracc. Lomas la Salle, Chihuahua, Chihuahua,  CP 31214, Mexico Telephone: 52 6144 105 403.

Kimber Resources de Mexico and Minera Pericones, also have a corporate office at Avenida Lola Beltrán, No. 211, Interior Uno, Fracc. Tellerías, Mazatlán, Sinaloa, México, C.P. 82010

Our Business

We are engaged in the acquisition, exploration and development of mineral resource properties.  Where management determines that it is in our best interest, joint venture partners may be sought to further explore and/or develop certain properties.  We are in the process of exploring our mineral properties located in Mexico and have yet to determine whether any of these properties contain mineral reserves that are economically recoverable.

All of the properties in which we currently hold interests are without a known body of commercial ore. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our mineral properties.  Further exploration is required before a final evaluation as to the economic and legal feasibility can be determined.

Our principal capital expenditures since inception relate to our mineral properties in Mexico.  At June 30, 2009, we had a balance of Cdn$40,943,685 in unproven mineral right interests costs relating to expenditures on our mineral properties.  During the fiscal year ended June 30, 2009, we incurred Cdn$3,190,248 in mineral property acquisition and exploration expenditures on the Monterde Property (which we refer to as the “Monterde Property”) (Cdn$65,380 for acquisition; Cdn$3,124,868 on exploration), the Setago Property (Cdn$7,602 for acquisition; Cdn$nil on exploration) and the Pericones Property (Cdn$8,615 for acquisition; Cdn$401,624 on exploration).

As of June 30, 2009, we had incurred Cdn$40,249,426 on the acquisition, exploration of the Monterde Property, of which Atna Resources Ltd. funded Cdn$444,628 (pursuant to a now expired option agreement between us and Atna Resources Ltd.).  During the last five financial years ended June 30, 2009, we have carried out a program of reverse circulation drilling, diamond core drilling, trenching and sampling on the Monterde Property.  In addition, as of June 30, 2009, we had incurred Cdn$91,263 on the acquisition, exploration of the Setago Property and Cdn$602,996 on the acquisition, exploration of the Pericones Property.

The Monterde Property

The Monterde Property consists of a total of 34 mineral concessions.  Our primary objective is the development of the Carmen deposit and the exploration of the rest of the Monterde Property located in the Monterde Mining District in the western part of the state of Chihuahua, Mexico.

The Monterde Property is located in the Sierra Madre mountains of southwestern Chihuahua State.  It is located at approximate geographic coordinate’s 27°35.5' North latitude, 108° 05' West longitude, in Guazapares Municipality, approximately 260 road kilometres southwest of Chihuahua, Mexico.  Access to the Monterde Property is by approximately 230 km of paved highway via state Route 16 from the city of Chihuahua, the regional centre and nearest airport, to La Junta, south from La Junta to San Pedro, then from San Pedro to Creel. The paved Divisadero Highway connects Creel to San Rafael. A logging road leads to the Temoris Junction, a distance of 11 kilometres. Straight through the junction, a further 20 kilometres of logging road leads to a sign to make a left turn and a further 6 kilometres along this road leads to the site.

Historic reports, copies of which have been obtained by us, indicate production of gold and silver ores from the Monterde Property was underway during the period 1937 to 1944.  The reports indicate that the production was from two underground mines located on adjacent shears and total ore production was 68,000 tonnes grading 19.29 g/t gold and 311.5 g/t silver at a cut off grade of 15.0 g/t gold.  The historic records indicate all of the ore produced was oxide and mining depths were greater than 250 metres vertical.

During the time that we have held the Monterde Property and particularly in the last five years considerable work has been carried out on the Monterde Property and in particular on the three principal areas of the Monterde Property, being the Carmen, Veta Minitas and Carotare deposits. We have conducted, among other geologic and engineering procedures, surface sampling, mapping, and exploratory drill programs.   The surface sampling and mapping show geologic formations that indicate the presence of gold and silver mineralization.  Our exploratory drilling programs have provided what we believe are good results for gold and silver mineralization in potentially large areas.

Costs to be spent on Monterde between July 1 and December 31, 2009 are estimated to be approximately $1,000,000.  These costs include salaries and benefits for geologists, engineers, camp workers and others, camp supplies, camp running costs, survey fees, consulting fees and other exploration related costs with no drilling anticipated before 2010.  Exploration budgets for this project in 2010 are contingent on further analysis of the exploration potential of the Monterde Property during the first few months of 2010.  Also, during January 2010 we are considering the commencement of a preliminary economic assessment for the Carmen and Veta Minitas deposits at Monterde.  Once these projected tasks are completed, we will review the results of this work along with all existing geologic data before finalizing expenditure plans for the remainder of 2010.

For further information on the Monterde property and our other mineral properties see the section titled “ITEM 4. INFORMATION ON KIMBER- D. Property, Plants and Equipment” in our Annual Report on Form 20-F, filed with the SEC on September 29, 2009, and incorporated in this prospectus supplement by reference.

Recent Developments

On November 18, 2009, we announced a new, upgraded mineral resource estimate for the Carmen Deposit at our Monterde property.  This estimate defines a high grade gold-silver mineral resource estimate with estimated metallurgical recoveries, which lies within an overall significantly larger, lower grade mineral resource. This new mineral resource estimate is based on 587 drill holes and 329 metallurgical tests completed to date, and has been created after a thorough geological and metallurgical review.

For further information on our upgraded mineral resource estimate for the Carmen Deposit at our Monterde property, see our Foreign Report on Form 6-K dated November 18, 2009, as furnished to the SEC on November 19, 2009.

On December 1, 2009, we announced a new, upgraded mineral resource estimate for the Veta Minitas Deposit at our Monterde property.  This mineral resource estimate defines a high grade gold-silver mineral resource, which lies within an overall larger, lower grade mineral resource. This new mineral resource estimate is based on 64 drill holes and 17 metallurgical tests, and has been created after a thorough geological review.

For further information on our upgraded mineral resource estimate for the Veta Minitas Deposit at our Monterde property, see our Foreign Report on Form 6-K dated December 1, 2009, as furnished to the SEC on December 8, 2009

On December 9, 2009, we filed an updated technical report regarding the resource estimate for the Carmen and Veta Minitas Deposits at our Monterde property.  The technical report entitled “AN UPDATED MINERAL RESOURCE ESTIMATE FOR THE CARMEN AND VETA MINITAS DEPOSITS, MONTERDE PROJECT,GUAZAPARES MUNICIPALITY,CHIHUAHUA STATE, MEXICO” dated December 1, 2009 (which we refer to as the “Technical Report”) was prepared by Micon International Limited.  The Technical Report was furnished to the SEC on December 9, 2009 as an exhibit to our Foreign Report on Form 6-K.

Cautionary Note to U.S. Investors Concerning Estimates of Inferred Mineral Resources.  This summary and the Technical Report refer to Mineral Resource estimates which use the term “Inferred Mineral Resources”.  We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it.  “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an Inferred Mineral Resource exists, or is economically mineable.   See “Cautionary Note to U.S. Investors Regarding Mineral Resource and Mineral Reserve Estimates” below.

Cautionary Note to U.S. Investors Concerning Estimates of Measured and Indicated Mineral Resources.  This summary and the Technical Report refer to Mineral Resource estimates which use the terms “Measured” and “Indicated  Mineral Resources”.  We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.   Disclosure of “contained ounces” in a Mineral Resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. U.S.  investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Mineral Reserves.   See “Cautionary Note to U.S. Investors Regarding Mineral Resource and Mineral Reserve Estimates” below.

THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of common shares. For a more complete description of our common shares, see the sections entitled “Description of Common Shares” in this prospectus supplement and the accompanying base prospectus.

Issuer:	Kimber Resources Inc.

Offering:	common shares

Amount:	Up to $

Price to the Public:	$ per common share

Common Shares Outstanding before this Offering(1) :	62,089,953 common shares

Common Shares Outstanding after this Offering(2) :	common shares

Placement Agents’ Fee:	We have agreed to pay the placement agents a fee equal to $ for each common share sold pursuant to the offering. See the section entitled “Plan of Distribution” in this prospectus supplement.

Agent’s Option:	We have granted to the placement agent an Agent’s Option, exercisable in whole or in part, at the sole option of the placement agent, at any time during the period of 30 days from the date of this prospectus supplement to place up to additional common shares at the public offering price (15% of the common shares issued under the offering).

Use of Proceeds:	The net proceeds from the sale of the common shares in this offering are estimated to be approximately $ million, after deducting the placement agent’s fee and estimated offering expenses. We intend to use the net proceeds from this offering: (i) $ for a preliminary economic assessment and potentially additional test work on the Monterde Property, (ii) $ for an initial drill program at the Pericones property, (iii) $ for a possible drill program on the Monterde Property, and (iv) the remainder for further exploration and development of our currently held properties and potentially the acquisition of new properties, working capital requirements and/or for other general corporate purposes. See the section entitled “Use of Proceeds” in this prospectus supplement.

Risk Factors:	Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement and the “Risk Factors” section beginning on page 2 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections of our annual reports on Form 20-F and our foreign reports on Form 6-K as filed with the SEC.

Tax Considerations:	Purchasing the common shares may have tax consequences in the United States and Canada. This prospectus supplement and the accompanying base prospectus may not describe these consequences fully. Investors should read the tax discussion in this prospectus supplement. See the section entitled “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Listing Symbol:	Our common shares are traded on the Toronto Stock Exchange under the symbol “KBR” and on the NYSE Amex under the symbol “KBX.”

-------------------------

(1)   Based on common shares outstanding on December 15, 2009.  These figures do not include 3,622,000 common shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn$1.06 per common share, or 6,000,000 common shares reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of Cdn$1.43 as at December 15, 2009.

        To the extent any options are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional common shares or securities exercisable for or convertible into common shares, there will be further dilution to new investors.  As of the date of this prospectus supplement, there are 1,149,029 common shares available for issuance under our equity incentive plans.

(2)   If the Agent’s Option is exercised in full,    common shares will be outstanding after this offering.

RISK FACTORS

We are subject to a number of significant risks due to the nature of our business and the present stage of our business development.  Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in our common shares.  Our failure to successfully address the risks and uncertainties described below could have a material adverse effect on its business, financial condition and/or results of operations, and the trading price of our common shares may decline and investors may lose all or part of their investment. We cannot give assurance that we will successfully address these risks or other unknown risks that may affect our business.  Estimates of mineralized material are inherently forward-looking statements subject to error. Although mineral resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

The following risks should be considered:

Industry Risks

Mineral resource exploration and development is a high risk, speculative business.

Mineral resource exploration and development is a speculative business, characterized by a high number of failures. Substantial expenditures are required to discover new properties and to develop the infrastructure, mining and processing facilities at any site chosen for mining.  Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized by us or that any identified mineral deposit identified by us will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited.

Mineral exploration is subject to numerous industry operating hazards and risks, many of which are beyond our control and any one of which may have an adverse effect on our financial condition and operations.

The operations in which we have a direct or indirect interest will be subject to all the hazards and risks normally incidental to resource companies.  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are some of the industry operating risks involved in the operation of mines and the conduct of exploration programs.  If any of these events were to occur, they could cause injury or loss of life, severe damage to or destruction of property. As a result, we could be the subject of a regulatory investigation, potentially leading to penalties and suspension of operations.  In addition, we may have to make expensive repairs and could be subject to legal liability.  The occurrence of any of these operating risks and hazards may have an adverse effect on our financial condition and operations, and correspondingly on the value and price of our common shares.

Metal prices have fluctuated widely in the past and are expected to continue to do so in the future which may adversely affect the amount of revenues derived from production of mineral reserves.

The commercial feasibility of our properties and our ability to arrange funding to conduct its planned exploration projects is dependent on, among other things, the price of gold and silver.  Depending on the price to be received for any minerals produced, we may determine that it is impractical to commence or continue commercial production.  A reduction in the price of gold or silver may prevent our properties from being economically mined or result in the write-off of assets whose value is impaired as a result of low precious metals prices.

Future revenues, if any, are expected to be in large part derived from the future mining and sale of gold and silver or interests related thereto.  The prices of these commodities fluctuate and are affected by numerous factors beyond our control, including, among others:

•         international economic and political conditions,

•         expectations of inflation or deflation,

•         international currency exchange rates,

•         interest rates,

•         global or regional consumptive patterns,

•         speculative activities,

•         levels of supply and demand,

•         increased production due to new mine developments,

•         decreased production due to mine closures,

•         improved mining and production methods,

•         availability and costs of metal substitutes,

•         metal stock levels maintained by producers and others, and

•         inventory carrying costs.

The effect of these factors on the price of precious and base metals cannot be accurately predicted.  If the price of gold and silver decreases, the value of our assets would be materially and adversely effected, thereby materially and adversely impacting the value and price of our common shares.

Exploration activities are subject to geologic uncertainty and inherent variability.

There is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There may also be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations.

The quantification of mineral resources is based on estimates and is subject to great uncertainty.

The calculations of amounts of mineralized material are estimates only. Actual recoveries of gold and silver from mineralized material may be lower than those indicated by test work. Any material change in the quantity of mineralization, grade or stripping ratio, or the gold and silver price may affect the economic viability of a mineral property.  In addition, there can be no assurance that gold and silver recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. Notwithstanding pilot plant tests for metallurgy and other factors there remains the possibility that the ore may not react in commercial production in the same manner as it did in testing. Mining and metallurgy are an inexact science and accordingly there always remains an element of risk that a mine may not prove to be commercially viable.

Until an un-mined deposit is actually mined and processed, the quantity of mineral reserves, mineral resources and grades must be considered as estimates only.  In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, metal prices. Any material change in quantity of mineral reserves, mineral resources, grade, percent extraction of those mineral reserves recoverable by underground mining techniques or stripping ratio for those mineral reserves recoverable by open pit mining techniques may affect the economic viability of a mining project.

The recent unprecedented events in global financial markets have had a profound impact on the global economy, in general and on the mining industry in particular.

Many industries, including the precious and base metal mining industry, are impacted by global market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, reduced consumer spending, increased unemployment rates, deteriorating business conditions, inflation, deflation, volatile fuel and energy costs, increased consumer debt levels, lack of available credit, changes in interest rates and tax rates may adversely affect our growth and profitability potential. Specifically:

•         the global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity;

•         the volatility of gold and silver prices may impact our future revenues, profits and cash flow;

•         volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and

•         the devaluation and volatility of global stock markets impacts the valuation of our equity securities, which may impact our ability to raise funds through the issuance of equity.

These factors could have a material adverse effect on our financial condition and results of operations.

Increased operating and capital costs may adversely affect the viability of existing and proposed mining projects.

Until the recent events in the global financial markets, increases in the prices of labour and materials, to some extent caused by an increase in commodity prices, including the prices of the metals being mined by the industry, led to significantly increased capital and operating costs for mining projects. Increasing costs are a factor that must be built in to the economic model for any mining project.  Significant operating cost increases as experienced by the industry in recent years prior to the recent financial crisis had the effect of reducing profit margins for some mining projects. Such increases in both operating and capital costs need to be factored into economic assessments of existing and proposed mining projects and may increase the financing requirements for such projects or render such projects uneconomic.

Company Risks

We face substantial competition within the mining industry from other mineral companies with much greater financial and technical resources and may not be able to effectively compete which would have an adverse effect on our financial condition and operations.

The mineral resource industry is intensively competitive in all of its phases, and we compete with many companies possessing much greater financial and technical research resources.  Competition is particularly intense with respect to the acquisition of desirable undeveloped gold and silver properties.  The principal competitive factors in the acquisition of such undeveloped properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties.  Competition could adversely affect our ability to acquire suitable prospects for exploration in the future.

Our exploration efforts may be unsuccessful in locating viable mineral resources.

Resource exploration and, if warranted, development is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production.

There is no certainty that the expenditures that have been made and may be made in the future by us related to the exploration of our properties will result in discoveries of mineralized material in commercial quantities.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited.

If we are unable to develop acceptable overall gold and silver recovery levels, the Carmen deposit may not be a viable project and we will have to continue to explore for a viable deposit or cease operations.

Recovery levels for gold and silver are based upon metallurgical testing of samples taken from drill samples. Numerous factors may affect the recoverability of gold and silver from any given rock and tests of such samples may not be representative of recoveries to be obtained from the entire deposit.  Our overall silver metallurgical recoveries may not be adequate for the Carmen deposit to be commercially viable.

If our mineral resource estimates are not indicative of the actual gold and silver that can be mined, the mineable gold and silver that can be recovered from the Carmen deposit may be less than the mineral resource estimate and the Carmen deposit may not be a viable project.

Assays results from core drilling or reverse circulation drilling can be subject to errors at the laboratory analyzing the drill samples. In addition, reverse circulation or core drilling may lead to samples which may not be representative of the gold and silver ore in the entire deposit.  Mineral resource estimates are based on interpretation of available facts and extrapolation or interpolation of data and may not be representative of the actual deposit.  All of these factors may lead to a mineral resource estimate which is overstated.

If our mineral resource estimates for the Carmen deposit are not indicative of actual recoverable gold and silver, we will have to continue to explore for a viable deposit or cease operations.

We have a limited history as an exploration company and do not have any experience in putting a mining project into production.

We have only been actively engaged in mineral resource exploration since 1999.  We do not hold any mineral reserves. and do not generate any revenues from production.  Our success will depend largely upon our ability to locate and develop commercially viable mineral reserves, which may never happen.  Further putting a mining project into production requires substantial planning and expenditures and we do not have any experience in taking a mining project to production.  As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history.

We expect to continue to incur losses and may never achieve profitability, which in turn may harm the future operating performance and may cause the market price of our common shares to decline.

We have incurred net losses every year since inception on March 31, 1995 and as of June 30, 2009 had an accumulated deficit of Cdn$15,868,777.  We incurred a net loss of Cdn$2,391,005 for the year ended June 30, 2009 and Cdn$2,937,925 for the year ended June 30, 2008.  We currently have no commercial production and have never recorded any revenues from mining operations.  We expect to continue to incur losses, and will continue to do so until such time, if ever, as our properties commence commercial production and generate sufficient revenues to fund continuing operations.

The development of new mining operations will require the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as we add, as needed, consultants, personnel and equipment associated with advancing exploration, development and commercial production of our properties. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, the execution of any joint venture or other agreements with others in the future, our acquisition of additional properties, and other factors, many of which are unknown today and may be beyond our control. We may never generate any revenues or achieve profitability.  If we do not achieve profitability we will have to raise additional funds through future financings or shut down our operations.

Our title to our mineral properties and our validity may be disputed in the future by others claiming title to all or part of such properties.

Our properties consist of various mining concessions in Mexico.  Under the Mexican law, the concessions may be subject to prior unregistered agreements or transfers, which may affect the validity of our ownership of such concessions.

A claim by a third party asserting prior unregistered agreements or transfer on any of our mineral properties, especially where commercially viable mineral reserves have been located, could adversely result in our losing commercially viable mineral reserves.  Even if a claim is unsuccessful, it may potentially affect our current operations due to the high costs of defending against such claims and our impact on senior management's time.  If we lose a commercially viable mineral reserve, such a loss could lower our revenues or cause us to cease operations if this mineral reserve represented all or a significant portion of our operations at the time of the loss.

Our properties are located in Mexico, which can lead to difficulty with changes in political conditions and regulations, currency exchange, in obtaining financing, finding and hiring qualified people or obtaining all necessary services for our operations in Mexico.

All of our properties, including its principal project, Monterde, are located in Mexico.  Mexico has in the past been subject to political instability, changes and uncertainties, which, if they were to arise again, could cause changes to existing governmental regulations affecting mineral exploration and mining activities.  Our mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our properties.  In addition, recent increases in kidnapping and violent drug related criminal activity in Mexico, and in particular Mexican States bordering the United States, may adversely affect our ability to carry on business safely.

The cost of exploration and future capital and operating costs are affected by foreign exchange rates for the Canadian dollar, United States dollar and Mexican peso. Fluctuations in foreign exchange rates for the United States dollar and Mexican peso versus the Canadian dollar could lead to increased costs reported in Canadian dollars or foreign exchange losses in respect to United States dollar or Mexican peso working capital balances held by us.  There can be no assurance that foreign exchange fluctuations will not materially adversely affect our financial performance and results of operations.

It may be difficult for us to obtain necessary financing for our planned exploration or development activities because of their location in Mexico.  Also, it may be difficult to find and hire qualified people in the mining industry who are situated in Mexico or to obtain all of the necessary services or expertise in Mexico or to conduct operations on our projects at reasonable rates.  If qualified people and services or expertise cannot be obtained in Mexico, we may need to seek and obtain those services from people located outside of Mexico which will require work permits and compliance with applicable laws and could result in delays and higher costs to us to conduct our operations in Mexico.

The occurrence of the various foregoing factors and uncertainties cannot be accurately predicted and could have an adverse effect on our operations or future profitability.

We originally contemplated an open pit mining operation on the Carmen deposit, however we are currently contemplating the possibility of a combined open pit and underground mining operation, the effect of which, if it were to proceed to production, would expose us to increased costs, potential time delays and risks to underground workers.

The change in concept from an open pit to a combined open pit and underground mining operation would, if we proceed on this basis expose us to the inherent risks of underground mining including increased costs, time delays in developing underground operations and safety issues.  The development of any mine plan and feasibility study must take these factors into consideration and may negatively impact the viability of the project.  If the Carmen deposit is not a viable project as a combined open pit/underground mine we would have to continue to explore for a  viable deposit or cease operations.

We are subject to numerous government regulations which could cause delays in carrying out our operations, and increase costs related to our business.

Our mineral exploration and development activities are subject to various laws and regulations governing operations, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters.  No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail exploration, development or production. Amendments to current laws and regulations governing operations, or more stringent implementation thereof could substantially increase the costs associated with our business or prevent us from exploring or developing our properties.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We have not completed an environmental impact statement, nor have we received the necessary permits for water or explosives to conduct mining operations.

The department responsible for environmental protection in Mexico is SEMARNAT (Secretaria de Medio Ambiente y Recursos Naturales) and it has broad authority to shut down and/or levy fines against facilities that do not comply with environmental regulations or standards.

Regulations require that an environmental impact statement, known in Mexico as a Manifiesto de Impacto Ambiental or “MIA”, be prepared by a third-party contractor for submittal to SEMARNAT.  An MIA is required prior to mine construction.  Studies required to support the MIA include a detailed analysis of the following areas:  soil, water, vegetation, wildlife, cultural resources and socio-economic impacts.  The regulatory process in Mexico does not have a public review component but proof of local community support for a project is required to gain final MIA approval.  A risk analysis must also be prepared in conjunction with the MIA for approval by SEMARNAT. To date this risk analysis has not been prepared

A number of other approvals, licenses and permits are required for various aspects of a mine’s development.  The most significant permits for the development of the Monterde Property, other than MIA approval, are water rights concessions, or permits to extract water, issued by the National Water Commission (Comisión Nacional del Agua), and a permit for consumption, use and storage of explosives, or blasting permit, issued by the Mexican National Defence Secretariat (Secretaría de la Defensa Nacional).

Failure to obtain the necessary permits would adversely affect progress of our operations and would delay the beginning of commercial operations.

The Monterde Property is located in the Sierra Madre mountains of Mexico which have been subject to episodes of unusually high rainfall in past years resulting in washouts and erosion of soil.  Continuing increased rainfall may result in increased costs and delays in operations.

Seasonal rains are a factor that must be considered when carrying on operations in areas such as the Sierra Madre where excessive rain fall may hamper operations.  Some other companies carrying on operations in areas of heavy seasonal rains have been severely impacted by the rainfall and on occasion have been required to cease operations.  If our operations are severely impacted by the weather, then we may be required to carry out remedial work and/or cease operations until the seasonal rains come to an end.

We depend on key personnel for critical management decisions and industry contacts but do not maintain key person insurance.

We are dependent on a relatively small number of key personnel, the loss of any of whom could have an adverse effect on our operations.

Our success is dependent to a great degree on our ability to attract and retain highly qualified management personnel.  The loss of such key personnel, through incapacity or otherwise, would require us to seek and retain other qualified personnel and could compromise the pace and success of our exploration activities.  We do not maintain key person insurance in the event of a loss of any such key personnel.

We do not have a full staff of technical people and rely upon outside consultants to provide critical services.

We have a relatively small staff and depends upon our ability to hire consultants with the appropriate background and expertise as they are required to carry out specific tasks.  Our inability to hire the appropriate consultants at the appropriate time could adversely impact our ability to advance our exploration activities.

Certain of our directors also serve as officers and/or directors of other mineral resource companies, which may give rise to conflicts.

Certain of our directors and officers are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties.   Such associations may give rise to conflicts of interest from time to time.  See the section entitled “ITEM 6. A. DIRECTORS SENIOR MANAGEMENT AND EMPLOYEES - Directors and Senior Management” in our Annual Report on Form 20-F, filed with the SEC on September 29, 2009, and incorporated in this prospectus supplement by reference.

We will need to raise additional capital through the sale of our securities, resulting in dilution to the existing shareholders, and if such funding is not available, our operations would be adversely effected.

We do not generate any revenues from production and do not have sufficient financial resources to undertake by ourselves all of our planned exploration programs.  We have limited financial resources and have financed our operations primarily through the sale of our securities such as common shares.  We will need to continue our reliance on the sale of our securities for future financing, resulting in potential dilution to existing shareholders.

Further exploration programs will depend on our ability to obtain additional financing which may not be available under favourable terms, if at all.  If adequate financing is not available, we may not be able to commence or continue with our exploration programs.

Future sales of our common shares into the public market by holders of our options and warrants may lower the market price, which may result in losses to our shareholders.

As of December 15, 2009, we had 62,089,953 common shares issued and outstanding.  In addition, as of December 15, 2009, 3,622,000 common shares were issuable upon exercise of outstanding stock options, all of which may be exercised in the future resulting in dilution to our shareholders.  Of these amounts, our senior officers and directors own, as a group, 5,780,356 common shares (9.3%), stock options to acquire an additional 2,740,000 common shares, and warrants to acquire a further 32,541 common shares. As of December 15, 2009 we may issue stock options to purchase an additional 1,149,029 common shares remaining under its existing stock option plan.  Most of these common shares, including the common shares to be issued upon exercise of the outstanding options, are freely tradable.

Our  2007 stock option plan provides for the reservation of a rolling 10% of the issued and outstanding common shares from time to time for the issuance of stock options, provided that the number reserved for issue is reduced by the number of options outstanding pursuant to the 2002 stock option plan.  As of December 15, 2009, 4,987,362 common shares (8.03% of the issued and outstanding Shares) were reserved for issue and listed on the TSX and NYSE Amex for stock options.  We will have a total of common shares outstanding after the completion of this offering and if the Agent’s Option is exercised in full.  Accordingly, an additional common shares will be available for issuance pursuant to stock options which may be granted under the 2007 stock option plan following applications for listing of the additional unlisted common shares being made to and approved by the TSX and the NYSE Amex.

In addition as of December 15, 2009 there were 4,000,000 outstanding warrants to purchase our common shares at an exercise price of $1.25 per share. Also, as of December 15, 2009 there were 2,000,000 outstanding warrants to purchase our common shares at an exercise price of $1.80 per share.

Sales of substantial amounts of our common shares into the public market, by our officers or directors or pursuant to the exercise of options or warrants, or even the perception by the market that such sales may occur, may lower the market price of its common shares.

We have no history of paying dividends, do not expect to pay dividends in the immediate future and may never pay dividends.

Since incorporation, we have not paid any cash or other dividends on our common shares and do not expect to pay such dividends in the foreseeable future, as all available funds will be invested primarily to finance its mineral exploration programs.

Our business involves risks for which we may not be adequately insured, if we are insured at all.

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur.  It is not always possible to fully insure against such risks. We do not currently have insurance against all such risks and may decide not to take out insurance against all such risks as a result of high premiums or other reasons.  Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our securities.

Our activities are subject to environmental liability, which would have an adverse effect on our financial condition and operations.

We are not aware of any claims for damages related to any impact that our operations have had on the environment but we may become subject to such claims in the future.  An environmental claim could adversely affect our business due to the high costs of defending against such claims and its impact on senior management's time.

Also, environmental regulations may change in the future which could adversely affect our operations including the potential to curtail or cease exploration programs or to preclude entirely the economic development of a mineral property.  The extent of any future changes to environmental regulations cannot be predicted or quantified, but we should be assumed that such regulations would become more stringent in the future.  Generally, new regulations will result in increased compliance costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with the new regulations.

A shortage of supplies and equipment could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our operations.  The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore have a material adverse effect on the cost of doing business.

Risks For U.S. Holders

U.S. investors may not be able to enforce their civil liabilities against us or our directors and officers.

It may be difficult to bring and enforce suits against us, because we are incorporated and situated in the Province of British Columbia, Canada and do not have assets located in the United States.  With the exception of three (3) directors who are residents of the United States, our officers and directors are residents of British Columbia and Ontario, having all or a substantial portion of their assets located outside of the United States.  As a result, it may be difficult for our U.S. shareholders to effect service of process on us or these persons within the United States or to enforce judgements obtained in the United States based on the civil liability provisions of the U.S. federal securities laws against us or our officers and most of our directors.  In addition, our U.S. shareholders should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us, our officers or directors predicated upon the U.S. federal securities laws or other laws of the United States.

As a foreign private issuer, our shareholders may have less complete and timely data.

We are a “foreign private issuer” as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).  Our equity securities are accordingly exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act pursuant to Rule 3a12-3 of the Exchange Act.

Therefore, we are not required to file a Schedule 14A proxy statement in relation to the annual meeting of shareholders. The submission of proxy and annual meeting of shareholder information on Form 6-K may result in shareholders having less complete and timely information in connection with shareholder actions. The exemption from Section 16 rules regarding reports of beneficial ownership and purchases and sales of common shares by insiders and restrictions on insider trading in our securities may result in shareholders having less data and there being fewer restrictions on insiders’ activities in our securities.

We believe we were a Passive Foreign Investment Company during the fiscal year ended June 30, 2009 and may qualify as a Passive Foreign Investment Company in subsequent years, which could have negative consequences for U.S. investors.

Potential investors who are U.S. taxpayers should be aware that we believe that we were a Passive Foreign Investment Company (which we refer to as a “PFIC”) for our most recent taxable year and based on current business plans and financial projections, may qualify as a PFIC in subsequent years.    See the section entitled “Certain United States Federal Income Tax Considerations” below.  If we are a PFIC for any year during a U.S. taxpayer’s holding period, then such U.S. taxpayer generally will be required to treat any so-called “excess distribution” received on our common shares, or any gain realized upon a disposition of common shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain, unless the taxpayer makes a valid qualified electing fund (which we refer to as “QEF”) election or a mark-to-market election with respect to the common shares of Kimber.  In certain circumstances, the sum of the tax and the interest charge may exceed the amount of the excess distribution received, or the amount of proceeds of disposition realized, by the taxpayer.  A U.S. taxpayer who makes a QEF election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. A QEF election will only be effective if we provide certain information to the U.S. holders. There can be no assurances we can, or will comply with these requirements.  A U.S. taxpayer who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the common shares over the taxpayer’s tax basis therein.

If we are (or has been) a PFIC and at any time we have a non-U.S. corporate subsidiary that is a PFIC, U.S. Holders generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in any such lower-tier PFIC.  A mark-to-market election under the PFIC rules with respect to Kimber would not apply to a lower-tier PFIC, and a U.S. Holder would not be able to make such an election with respect to our indirect ownership interest in any lower-tier PFIC.

Differences in U.S. and Canadian reporting of Mineral Reserves and Resources

Our mineral reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report mineral reserves and resources in accordance with Canadian practices.  These practices are different from those used to report mineral reserve and resource estimates in reports and other materials filed with the SEC.   It is Canadian practice to report measured, indicated and inferred mineral resources, which are not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the mineral reserve determination is made.   United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves.

Further, "inferred mineral resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC permits issuers to report "resources" only as in-place tonnage and grade without reference to unit of metal measures.

Accordingly, information concerning descriptions of mineralization, mineral reserves and mineral resources contained in this prospectus supplement, the accompanying base prospectus, or in the documents incorporated herein or therein by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

Risks Related to Our Common Shares

For the financial year ending June 30, 2010 and for future financial years, we will be required to obtain an auditor’s attestation on the effectiveness of its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, any adverse results from such attestation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our common shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we have furnished a report by management on our internal control over financial reporting. Such report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective.

In future years, during the evaluation and testing process by our auditor, the auditor may identify one or more material weaknesses in our internal control over financial reporting, and the auditor will be unable to attest that such internal control is effective. If our auditor is unable to attest that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on our common share price.

Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 may make it more difficult for us to obtain some insurance products, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on its board of directors, on committees of its board of directors, or as executive officers.

NOTE TO U.S. INVESTORS REGARDING ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of British Columbia, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the placement agents or experts named in the registration statement, this prospectus supplement and the accompanying base prospectus may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The terms “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (which we refer to as “NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (which we refer to as the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (which we refer to as the “CIM Definition Standards”). These definitions differ from the definitions in SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference herein and therein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under United States federal securities laws and the rules and regulations promulgated thereunder.

Further, the term “mineralized material” as used in this prospectus supplement, although permissible under SEC Industry Guide 7, does not indicate “reserves” by SEC standards.  We cannot be certain that any part of the mineralized material will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves".  Investors are cautioned not to assume that all or any part of the mineralized material will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this prospectus supplement and the accompanying base prospectus.  Information we file with the SEC after the date of this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant any Foreign Report on Form 6-K) after the date of this prospectus supplement until the termination of the offering under this prospectus supplement and the accompanying base prospectus.

(a)            Our Annual Report on Form 20-F for the fiscal year ended June 30, 2009, as filed on September 29, 2009, including Item 18 therein;

(b)           Our Foreign Reports on Form 6-K as furnished November 12, 2009, November 19, 2009, November 27, 2009, December 8, 2009, December 9, 2009 and December 10, 2009; and

(c)           The description of our common shares contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 21, 2005, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner to whom a prospectus is delivered, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein.  You should direct any requests for documents to:

Kimber Resources Inc.
215 – 800 West Pender Street

Vancouver, BC
Tel.: (604) 669-2251

The information relating to us contained in this prospectus supplement is not comprehensive and should be read together with the information contained in the incorporated documents.  Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you.  You should refer to the copy of such contract or other document filed as an exhibit to our filings.

CAUTIONARY nOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporate herein and therein by reference contain “ forward-looking statements ” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Statements concerning mineral reserves and mineral resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed, and in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.   Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could” , “would”, “might” or “will” (or the negative and grammatical variations of any of these terms and similar expressions) be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements are subject to a variety of known and unknown risks , uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements.  Some of the important risks and uncertainties that could affect forward-looking statements are described further in the sections entitled “Risk Factors” on page S-9 of this prospectus supplement and the section entitled “Risk Factors” on page 2 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections in our Annual Report on Form 20-F.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements.  Our forward-looking statements are based on beliefs, expectations and opinions of management on the date the statements are made and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions change, except as required by law.  For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

The net proceeds from the sale of the common shares in this offering are estimated to be approximately $     million, based on an offering price of $    per Share and after deducting the placement agent’s fee and estimated offering expenses ($       million if the Agent’s Option is exercised in full).

The Company intends to allocate the net proceeds from the offering as follows:

(i)            approximately $    for a preliminary economic assessment on the Monterde Property and potentially for related additional test work;

(ii)           approximately $    for an initial drill program at the Pericones property;

(iii)          approximately $    for a possible drill program on the Monterde Property; and

(iii)          to use any remaining net proceeds of the offering, including the net proceeds from the exercise of the Agent’s Option, if any, for further exploration and development of our currently held properties and potentially the acquisition of new properties, working capital requirements and/or for other general corporate purposes.

The actual amount that we spend in connection with each of the intended use of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those described in the “Risk Factors” sections beginning on page S-9 of this prospectus supplement and the “Risk Factors” section on page 2 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections in the Company’s Annual Report on Form 20-F as filed with the SEC.

Until such time as the net proceeds of the offering are used as described above, we intend to invest the net proceeds primarily in Canadian or United States Treasury bills with a maturity of less than 90 days or in a Canadian Tier 1 bankers acceptance note or a Canadian Tier one bank account or other substantially similar secure deposits in Canadian or United States dollars

Depending on opportunities, economic conditions and the results of the activities described above we may use a portion of the use of proceeds allocated above to invest in property acquisitions or complete other corporate activities designed to achieve our corporate goals.  Estimated costs and the scope of activities cannot be determined at this time.

CONSOLIDATED CAPITALIZATION

Since September 30, 2009, there have been no changes to our share capital, on a consolidated basis, except for 3,333 common shares issued upon the exercise of outstanding stock options on November 19, 2009.

The following table sets forth our cash and consolidated capitalization as at September 30, 2009 on an actual basis and as adjusted to give effect to the distribution of the common shares offered hereunder after deducting the placement agent’s fee and the estimated expenses of the offering payable by us (assuming no exercise of the Agent’s Option and the application of the net proceeds from this offering as described under the section entitled “Use of Proceeds”). The amount of proceeds we ultimately receive from this offering is dependent upon numerous factors and subject to general market conditions. Also, as there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees, and proceeds, before expenses, to us may be substantially less than the maximum amounts. Accordingly, the amounts shown in the table “As at September 30, 2009 after giving effect to the issuance of the common shares” column may differ from actual results.

The table should be read in conjunction with our audited annual consolidated financial statements as at and for the year ended June 30, 2009, our unaudited consolidated financial statements as at and for the three months ended September 30, 2009, including the notes thereto, and the management’s discussion and analysis thereof, incorporated in each case by reference in this prospectus supplement and the accompanying base prospectus.

	As at
	September 30, 2009
	Actual	As
	(Cdn$)	Adjusted(2)
		(Cdn$)
Cash and cash equivalents	$2,332,186	$
Shareholders’ equity
Share Capital: Authorized: Unlimited number of common shares without par value; 62,086,620 common shares issued and outstanding as of September 30, 2009; common shares issued and outstanding as adjusted (1)	56,753,646
Contributed Surplus	4,084,123
Deficit, accumulated during exploration stage	(16,407,242)
Total Shareholder’s Equity	44,430,527
Total Capitalization	$44,430,527	$

(1)      These figures do not include 4,022,000 common shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn$1.16 per common share, or 6,000,000 common shares reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of Cdn$1.43.

(2)      Prior to the exercise of the Agents’ Option. If the Agents’ Option is exercised in full, cash and cash equivalents, shareholders’ equity, total equity, and total capitalization would be Cdn$  , Cdn$  , Cdn$  , and Cdn$  , respectively.

MARKET FOR COMMON SHARES

Our common shares trade on the TSX under symbol “KBR” and on the NYSE Amex under symbol “KBX”.  Our common shares have traded on the TSX since June 18, 2004 and on the NYSE Amex since December 22, 2005.   The following table sets forth the high and low closing prices in Canadian dollars of our common shares traded on the TSX and in United States dollars on the NYSE Amex.

The following table outlines the annual high and low market prices for the five most recent fiscal periods:

TSX (Cdn$)
	High	Low
2009	$1.60	$0.47
2008	$1.98	$0.62
2007	$2.79	$1.34
2006	$3.95	$1.40
2005	$2.20	$1.18
NYSE Amex ($)
	High	Low
2009	$1.65	$0.40
2008	$1.96	$0.60
2007	$2.59	$1.25
2006	$3.43	$1.70

The following table outlines the high and low market prices for each fiscal financial quarter for the two most recent fiscal periods and any subsequent period:

TSX (Cdn$)
	High	Low
2010
Q1	$0.79	$0.54
2009
Q4	$0.80	$0.47
Q3	$0.87	$0.56
Q2	$1.05	$0.53
Q1	$1.60	$0.65
2008
Q4	$1.98	$1.28
Q3	$1.84	$0.62
Q2	$1.16	$0.64
Q1	$1.40	$0.67
NYSE Amex ($)
	High	Low
2010
Q1	$0.78	$0.45
2009
Q4	$0.75	$0.40
Q3	$0.70	$0.47
Q2	$1.00	$0.41
Q1	$1.65	$0.60
2008
Q4	$1.96	$1.25
Q3	$1.85	$0.66
Q2	$1.19	$0.64
Q1	$1.34	$0.60

The following table outlines the high and low market prices for each of the most recent six months:

TSX (Cdn$)
	High	Low
November, 2009	$1.80	$0.67
October, 2009	$0.87	$0.64
September, 2009	$0.79	$0.55
August, 2009	$0.62	$0.54
July, 2009	$0.61	$0.54
June, 2009	$0.77	$0.47
NYSE Amex ($)
	High	Low
November, 2009	$1.80	$0.61
October, 2009	$0.86	$0.56
September, 2009	$0.78	$0.50
August, 2009	$0.60	$0.45
July, 2009	$0.56	$0.46
June, 2009	$0.75	$0.40

The closing price of the common shares on the TSX was Cdn$1.43 per common share and on the NYSE Amex was $1.34 per common share on December 14, 2009.

Description of THE SECURITIES WE ARE OFFERING

Common Shares

In this offering, we are offering common shares (or a total of common shares if the Agent’s Option is exercised in full). The following summary description of our common shares is based on the provisions of our Amended Articles, which are incorporated herein by reference, and the applicable provisions of Business Corporations Act (British Columbia). This information is only a summary and is qualified in its entirety by reference to our Amended Articles and the applicable provisions of Business Corporations Act (British Columbia).

We are authorized to issue an unlimited number of common shares of which, as of December 14, 2009, 62,089,953 are issued and outstanding.  Our common shares are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law, the holders of our common shares will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares that are present in person or represented by proxy.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities.  No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

There are no indentures or agreements limiting the payment of dividends and there are no special liquidation rights or subscription rights.

Cash dividends

As of the date of this prospectus supplement, we have not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

PLAN OF DISTRIBUTION

We are offering the common shares on a best efforts basis through Scarsdale Equities LLC, the placement agent.  Subject to the terms and conditions of the placement agency agreement dated as of December  , 2009, Scarsdale Equities LLC, 10 Rockefeller Plaza, Suite 720, New York, New York 10020, has agreed to act as the placement agent in connection with this offering. We have granted the placement agent an option for a period of 30 days from the date of this prospectus supplement to solicit offers to place up to     additional common shares. The placement agent is not purchasing any of the common shares offered by this prospectus supplement or the accompanying base prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of the common shares, but have agreed to use best efforts to arrange for the sale of all of the common shares offered.

We have agreed to pay the placement agent a cash fee equal to 4.5% of the gross proceeds of the offering. As a result, assuming all of the securities offered pursuant to this prospectus supplement are issued and sold by us, we will pay the placement agent a cash fee equal to approximately $      ($     per common share) (or $      ($   per common share) if the placement exercises in full its over-allotment option). We will also reimburse the placement agent for expenses incurred by it in connection with this offering in an amount not to exceed $30,000. Under no circumstances will the fee, commission or discount received by the placement agent or any other member of the Financial Industry Regulatory Authority (which we refer to as “FINRA”) or independent broker-dealer exceed eight percent (8%) of the gross proceeds to us in the offering pursuant to this prospectus supplement and the accompanying prospectus.

The estimated offering expenses payable by us, in addition to the placement agent’s fee and expenses, are approximately $       , which includes our legal and accounting costs and various other fees associated with registering and listing the common shares. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $         if all of the securities offered pursuant to this prospectus supplement are issued and sold by us (or approximately $        if the placement agent exercises in full its over-allotment option).

There is no requirement that any minimum number of common shares or dollar amount of common shares be sold in this offering and there can be no assurance that we will sell all or any of the common shares being offered. The placement agent proposes to arrange for the sale to one or more purchasers of the common shares offered pursuant to this prospectus supplement, and the accompanying base prospectus pursuant to the terms of the placement agency agreement.

Because there is no minimum offering amount required as a condition to closing this offering, we will close and sell that number of common shares that have been placed as of the closing date, even if such number of common shares is less than the maximum amount offered under this prospectus supplement.  Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the common shares, informing them of the closing date of the offering.  We currently anticipate that the closing of this offering will take place no later than December,  2009.  However, if and when the offering has been fully subscribed, we and the placement agent may agree to close the offering earlier than the currently anticipated closing date.  Investors will also be informed of the date and manner in which they must transmit the purchase price for their common shares.

The placement agency agreement provides that the placement agent’s obligation to place the common shares depends on the satisfaction of the conditions contained in the placement agency agreement including, but not limited to:

•         the representations and warranties made by us to the placement agent are true;

•         there is no adverse material change in our business; and

•         we deliver customary closing documents to the placement agent.

Additionally, the obligations of the placement agent under the placement agency agreement may be terminated at the discretion of the placement agent, upon the occurrence of certain stated events.  We have agreed to indemnify the placement agent, its affiliates, and its members, partners, and its directors, officers, employees, agents and representatives against certain liabilities and expenses, related to the offering, including liabilities under the United States Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We have agreed that except in connection with (i) acquisitions or pursuant to the exercise of warrants and options outstanding prior to the closing of the offering, (ii) our right to adopt a stock option plan of common shares and (iii) a private placement of our securities in Canada, we will not, without the placement agent’s prior written consent (1) sell any of our shares of capital stock or issue warrants or options, except pursuant to our employee benefit plans and the 2002 Stock Option Plan and the 2007 Stock Option Plan, or (2) purchase any of our shares of capital stock for a period of 60 days after closing of the offering (unless our engagement of the placement agent is otherwise terminated before such date).

Our officers and directors holding more than 5% of our outstanding common shares have agreed not to sell any of our common shares for a period of sixty (60) days after the closing of the offering, other than intra-family transfers or transfers to trusts for estate planning purposes, without the prior written consent of the placement agent.

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on Internet sites or through other online services maintained by the placement agent of this offering, or by their affiliates. Other than any prospectus supplement and the accompanying base prospectus made available in electronic format in this manner, the information on any website containing this prospectus supplement and the accompanying base prospectus is not part of this prospectus supplement, the accompanying base prospectus, or the registration statement of which this prospectus supplement forms a part and such information has not been approved or endorsed by us or any placement agent in such capacity and should not be relied on by prospective investors.

It is anticipated that we will arrange for an instant deposit of the common shares to or for the account of the placement agent through the book-entry facilities of DTC on the Closing Date. No certificate evidencing the common shares will be issued to purchasers, except in limited circumstances and registration will be made in the depositary services of DTC. Purchasers will receive only a customer confirmation from the placement agent or other registered dealer who is a DTC participant and from or through whom a beneficial interest in the common shares is purchased.

This section contains a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. The placement agency agreement will be included as an exhibit to our foreign report on Form 6-K that will be filed with the SEC in connection with the consummation of this offering. See “Where You Can Find More Information” on page S-31 of this prospectus supplement.

Foreign Regulatory Restrictions on Purchase of Common Shares

We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus supplement and the accompanying prospectus outside the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe the restrictions relating to this offering of common shares and the distribution of the prospectus supplement and the accompanying prospectus outside the United States.

certain UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus supplement.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (which we refer to as the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER (AS DEFINED BELOW), FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE U.S. CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (which we refer to as the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term ·U.S. Holder¸ means a beneficial owner of Common Shares acquired pursuant to this document that is for U.S. federal income tax purposes:

·    an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;

·    an estate whose income is subject to U.S. federal income taxation regardless of its source; or

·    a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) arising from and relating to the acquisition, ownership, and disposition of common shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code; (h) expatriates or former longer-term residents of the U.S. or (i) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences arising from and relating to the acquisition, ownership and disposition of common shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax and foreign tax consequences of the acquisition, ownership, and disposition of common shares.

Passive Foreign Investment Company Rules

If the Company is considered a “passive foreign investment company” under the meaning of Section 1297 of the Code (which we refer to as a “PFIC”) at any time during a U.S. Holder's holding period, the following sections will generally describe the U.S. federal income tax consequences to the U.S. Holder of the acquisition, ownership, and disposition of common shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally means all revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (which we refer to as a “Subsidiary PFIC”), and will be deemed to receive their proportionate share of (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

The Company believes that it was a PFIC for its most recent taxable year, and based on current business plans and financial projections, the Company believes that it may qualify as a PFIC in subsequent years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this prospectus supplement. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or a Subsidiary PFIC) concerning its PFIC status or that the Company (and each Subsidiary PFIC) was not, or will not be, a PFIC for any tax year. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Company and each Subsidiary PFIC.

Default PFIC Rules under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether such U.S. Holder makes an election to treat the Company as a “qualified electing fund” or “QEF” under Section 1295 of the Code (which we refer to as a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (which we refer to as a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution received on the common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder's holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, and any “excess distribution” received on common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective common shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the common shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder's holding period for the common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its common shares begins, generally, will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the net capital gain of the Company, which will be long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder's holding period for the common shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to the common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the common shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder's tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder's adjusted tax basis in the common shares, over (ii) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

In addition, a U.S. Holder who acquires common shares from a decedent will not receive a “step up” in tax basis of such common shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such specific rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

If the Company is not considered a PFIC at any time during a U.S. Holder's holding period, the preceding sections will not be applicable, and the following sections will generally describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares.

General Taxation of Distributions

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See “Sale or Other Taxable Disposition of Common Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares generally will not be eligible for the “dividends received deduction”.

For tax years beginning before January 1, 2011, a dividend paid to a U.S. Holder who is an individual, estate or trust by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a “qualified foreign corporation” as defined under Section 1(h)(11) of the Code (which we refer to as “QFC”) and certain holding period requirements for the common shares are met. The Company generally will be a QFC if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the common shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a PFIC for the tax year during which it pays a dividend or for the preceding tax year. (See the section above under the heading “Passive Foreign Investment Company Rules”). Accordingly, the Company does not expect to be a QFC in the current tax year and it may not be a QFC for subsequent tax years.

If the Company is not considered a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of common shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source.”

Preferential rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's “foreign source” taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. Holders of common shares, should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable mark-to-market and QEF elections.

Payments made within the U.S. of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares generally may be subject to information reporting and backup withholding if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding application of the information reporting and backup withholding rules to them.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. located at 510 Burrard Street, Vancouver, British Columbia Canada V6C 3B9.

CHANGES IN AND DISAGREEMENTS WITH CERTIFYING ACCOUNTANTS

On September 18, 2008, our board of directors resolved that it would not recommend D&H Group LLP for reappointment as our auditor at the Annual General Meeting of the Company held on December 10, 2008.  On the same date, our board of directors resolved to recommend that Deloitte & Touche LLP be appointed our auditors for the financial year ending June 30, 2009.  These actions were considered  and approved by the audit committee of our board of directors and our board of directors.  These actions were approved by our shareholders in our annual general meeting held on December 10, 2008.  None of the reports on any of our financial statements prepared by D&H Group LLP contained an adverse opinion and no opinion of D&H Group LLP was modified as to audit scope or accounting principles.  We are not aware of any disagreements with D&H Group LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of D&H Group LLP, would have caused it to make references to the subject matter of the disagreement(s) in connection with its report.

LEGAL MATTERS

The law firm of Stikeman Elliott LLP has acted as our counsel by providing an opinion on the validity of the common shares offered in this prospectus supplement.  Dorsey & Whitney LLP is acting as counsel to us in connection with the United States securities laws.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended June 30, 2009 have been so incorporated in reliance on the reports of Deloitte and Touche LLP and D&H Group LLP, Chartered Accountants, each an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information relating to the Company’s mineral properties in this prospectus supplement and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by G.H. Giroux, P. Eng., MASc. of Micon International Limited, Richard Gowans, P. Eng. of Micon International Limited, B. Terrence Hennessey, P. Geo. of Micon International Limited, P.H. (Marius) Mare P. Geo., and J. Byron Richards, P. Eng., and this information has been included in reliance on such persons’ and company’ expertise.

None of G.H. Giroux, Richard Gowans, Terrence Hennessey, P.H. (Marius) Mare, or J. Byron Richards,  each being persons or a company who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, except for J. Byron Richards who beneficially owns approximately 1% of our outstanding common shares, each of the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3 with the SEC in connection with this offering. This prospectus supplement does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

We also file annual and others reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Quotations for the prices of our common shares are obtainable on NYSE Amex. Reports and other information about us can be inspected at the offices of the Financial Industry Regulatory Authority, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders, but, will be required to furnish those proxy statements to shareholders under NYSE Amex rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability of our insiders.

EXPENSES oF THE OFFERING

The following table sets forth the various expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee, NYSE Amex listing fee and FINRA filing fee.

SEC registration fee	$786
Printing expenses	10,000	*
Legal fees and expenses	30,000	*
NYSE Amex listing fees	45,000
TSX listing fees	14,500	*
FINRA filing fee	3,000
Accounting fees and expenses	10,000	*
Transfer agent fees	1,000	*
Miscellaneous expenses	5,000	*

Total	$119,286*
*- Estimated

PROSPECTUS

KIMBER RESOURCES INC.

Through this prospectus, Kimber may periodically offer its Common Shares.

The prices of the Common Shares that Kimber will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Kimber’s common stock is currently listed on the American Stock Exchange (“AMEX”) under the symbol “KBX” and the Toronto Stock Exchange (“TSX”) under the symbol “KBR.”  Kimber’s aggregate market value of its Common Shares as of May 30, 2008 is $95 million.  Kimber has not offered and sold any of its securities pursuant to a registration statement on Form F-3 during the last twelve months.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 18, 2008

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Kimber has not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Kimber is offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus is accurate only as of the date of the documents containing the information.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of Kimber’s operations or its performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although Kimber believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond Kimber’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Kimber undertakes no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which Kimber refers you in this prospectus, to reflect any change in Kimber’s expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Kimber filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the Common Shares described in this prospectus. Under this shelf process, Kimber may sell the securities described in this prospectus in one or more offerings up to a total offering amount of US$20,000,000.

This prospectus provides you with a general description of the Common Shares Kimber may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding Kimber and the offered common shares, please refer to the registration statement of which this prospectus forms a part.

Each time Kimber sells common shares, Kimber will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the term(s) “Kimber,” “Company,” “we,” “us” and “our” refer to Kimber Resources Inc. and its subsidiaries.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to Canadian dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the Canadian generally accepted accounting principles.  All references to “US$” and “US dollars” in this prospectus are to United States of America dollars.

References to the “Monterde Property” or the “Property” herein are to the “Property” as described in Kimber’s Annual Report on Form 20-F.  Similarly, references to the “Setago Property” and the “Pericones Property” herein are to the “Setago Property” and the “Pericones Property” in Kimber’s Annual Report on Form 20-F.

ABOUT KIMBER

Kimber is a British Columbia, Canada junior resource company engaged in the acquisition, exploration and possible future development of mineral resource properties.  Where management determines that it is in Kimber’s best interest, joint venture partners may be sought to further explore and/or develop certain properties.  Kimber is in the process of exploring its mineral properties located in Mexico and has yet to determine whether any of these properties contain ore reserves that are economically recoverable.  Refer to “ABOUT THIS PROSPECTUS” above for reference to a description of each of these mineral properties.

All of the properties in which Kimber currently holds interests are without a known body of commercial ore.  Kimber is an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of its mineral properties. Further exploration is required before a final evaluation as to the economic and legal feasibility can be determined.

As of March 31, 2008, Kimber had incurred $34,673,272 in the acquisition and exploration of the Monterde Property, of which Atna Resources Ltd. funded $444,628.  Kimber has carried out a program of reverse circulation drilling, diamond core drilling, trenching and sampling on the Monterde Property.  In addition, as of March 31, 2008 Kimber had incurred $83,661 in the acquisition and exploration of the Setago Property and $114,852 in the acquisition and exploration of the Pericones Property.

Kimber was incorporated on March 31, 1995 by registration of its Memorandum and Articles under the Company

Act (British Columbia) (which was replaced by the Business Corporations Act (British Columbia) that came into force on March 29, 2004).  Kimber’s Articles were amended effective on April 23, 1998, May 19, 1999, May 21, 2002 and June 3, 2004 and December 21, 2007.

Kimber became a reporting issuer in the provinces of British Columbia and Alberta on June 5, 2002 and its Common Shares and its then outstanding warrants were listed on the TSX Venture Exchange and commenced trading on July 16, 2002. Kimber voluntarily delisted its shares from the TSX Venture Exchange at the end of trading on June 17, 2004 and its shares were listed and commenced trading on the TSX on June 18, 2004. Kimber is now also a reporting issuer in the Province of Ontario.  Kimber’s Common Shares began trading on the AMEX on December 22, 2005.

The head office and registered and records office of Kimber are located at Suite 215 - 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6. Telephone: (604) 669-2251.

Kimber has three (3) wholly owned subsidiaries, Minera Monterde, S. de R.L. de C.V. (“Minera Monterde”), Kimber Resources de Mexico, S.A. de C.V. (“Kimber Resources de Mexico”) and Minera Pericones, S.A. de C.V. (“Minera Pericones”), all of whom have offices at Camino al Campestre # 4302, Col. Quintas Campestre, CP 31214, Chihuahua, Chihuahua State, Mexico. Telephone: 52 6144 105 403.

Kimber Resources de Mexico and Minera Pericones, also have a corporate office at Avenida Lola Beltrán, No. 211 Interior Uno, Fracc. Tellerías. Mazatlán, Sinaloa, México. C.P. 82010.

RISK FACTORS

Kimber is subject to a number of significant risks due to the nature of its business and the present stage of its business development.  The following factors should be considered:

Industry Risks

Resource exploration and development is a high risk, speculative business.

Resource exploration and development is a speculative business, characterized by a high number of failures.  Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery or ore reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited.

Mineral exploration is subject to numerous industry operating hazards and risks, many of which are beyond Kimber’s control and any one of which may have an adverse effect on its financial condition and operations.

The operations in which Kimber has a direct or indirect interest will be subject to all the hazards and risks normally incidental to resource companies, any of which could result in work stoppages and damage to persons or property or the environment and possible legal liability for any and all damage.  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labour are some of the industry operating risks involved in the operation of mines and the conduct of exploration programs.  Other risks include injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.  The occurrence of any of these operating risks and hazards may have an adverse effect on Kimber’s financial condition and operations.

Metal prices have fluctuated widely in the past and are expected to continue to do so in the future which may adversely affect the amount of revenues derived from production of mineral reserves.

The commercial feasibility of Kimber’s properties and its ability to arrange funding to conduct its planned exploration projects is dependent on, among other things, the price of gold and silver.  Depending on the price to be received for any minerals produced, Kimber may determine that it is impractical to commence or continue commercial production.  A reduction in the price of gold or silver may prevent Kimber’s properties from being economically mined or result in the write-off of assets whose value is impaired as a result of low precious metals prices.

Future revenues, if any, are expected to be in large part derived from the future mining and sale of gold and silver or interests related thereto.  The prices of these commodities fluctuate and are affected by numerous factors beyond Kimber’s control including:

•

international economic and political conditions,

•

expectations of inflation or deflation,

•

international currency exchange rates,

•

interest rates,

•

global or regional consumptive patterns,

•

speculative activities,

•

levels of supply and demand,

•

increased production due to new mine developments,

•

decreased production due to mine closures,

•

improved mining and production methods,

•

availability and costs of metal substitutes,

•

metal stock levels maintained by producers and others, and,

•

inventory carrying costs.

The effect of these factors on the price of base and precious metals cannot be accurately predicted.  If the price of gold and silver decreases, the value of Kimber’s assets would be materially and adversely effected.

Kimber faces substantial competition within the mining industry from other mineral companies with much greater financial and technical resources and may not be able to effectively compete which would have an adverse effect on Kimber’s financial condition and operations.

The resource industry is intensively competitive in all of its phases, and Kimber competes with many companies possessing much greater financial and technical research resources.  Competition is particularly intense with respect to the acquisition of desirable undeveloped gold and silver properties.  The principal competitive factors in the acquisition of such undeveloped properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties.  Competition could adversely affect Kimber’s ability to acquire suitable prospects for exploration in the future.

The mining industry is facing increasing operating and capital costs which may adversely affect the viability of existing and proposed mining projects.

Increasing operating costs are a factor that must be built in to the economic model for any mining project.  Significant operating cost increases have been experienced by the industry in recent years, the effect of which has been to reduce profit margin for some mining projects.  As a result of the increase in the prices of the labour and materials, to some extent caused by the increase in commodity prices, including the prices of the metals being mined by the industry, the capital cost of mining projects has significantly increased in the past few years.  Such increases in both operating and capital costs need to be factored into economic assessments of existing and proposed mining projects and may increase the financing requirements for such projects or render such projects uneconomic.

Companies carrying on operations in countries other than their home country are subject to on-going currency risks.

Kimber carries on exploration in Mexico.  The cost of exploration and future capital and operating costs are affected by foreign exchange rates for the Canadian dollar, United States dollar and Mexican peso. Fluctuations in foreign exchange rates for the United States dollar and Mexican peso versus the Canadian dollar could lead to increased costs reported in Canadian dollars or foreign exchange losses in respect to United States dollar or Mexican peso working capital balances held by Kimber.

Company Risks

Kimber’s exploration efforts may be unsuccessful in locating viable mineral resources.

Resource exploration and, if warranted, development is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity and quality to return a profit from production.

There is no certainty that the expenditures to be made by Kimber on the exploration of its properties will result in discoveries of mineralized material in commercial quantities.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery or ore reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited.

Kimber’s metallurgical recovery tests for silver vary significantly across the Carmen deposit, ranging from a low of  8.6% to a high of  97.3% , and there is no guarantee that the overall silver metallurgical recoveries will be adequate for the Carmen deposit to be commercially mineable (or viable).

If Kimber is unable to develop acceptable overall silver recovery levels, the Carmen deposit may not be a viable project and Kimber will have to continue to explore for a viable deposit or cease operations.

Assays results from core drilling or reverse circulation drilling can be subject to errors at the laboratory analyzing the drill samples. In addition, under certain conditions the reverse circulation or core drilling may lead to samples which may not be representative of the gold and silver ore in the entire deposit.

Furthermore, resource estimates are based on interpretation of available facts and extrapolation or interpolation of data and may not be representative of the actual deposit.  All of these factors may lead to a resource estimate which is overstated.

If Kimber resource estimates are not indicative of the actual gold and silver that can be mined, the mineable gold and silver that can be recovered from the Carmen deposit may be less that the resource estimate and the Carmen deposit may not be a viable project. Kimber will have to continue to explore for a viable deposit or cease operations, if this is the case.

Kimber has a limited history as an exploration company and does not have any experience in putting a mining project into production.

Kimber has only been actively engaged in exploration since 1999.  Kimber does not hold any mineral reserves and does not generate any revenues from production.  Kimber’s success will depend largely upon its ability to locate and develop commercially productive mineral reserves, which may never happen.  Further Kimber does not have any experience in taking a mining project to production.  As a result of these factors, it is difficult to evaluate Kimber’s prospects, and its future success is more uncertain than if it had a longer or more proven history.

Kimber expects to continue to incur losses and may never achieve profitability, which in turn may harm the future operating performance and may cause the market price of Kimber’s Common Shares to decline.

Kimber has incurred net losses every year since inception on March 31, 1995 and as of March 31, 2008 had an accumulated deficit of $12,699,479.  Kimber incurred a net loss of $3,813,938 for the year ended June 30, 2007 and $2,363,420 for the year ended June 30, 2006 (2005: $1,825,982; 2004: $1,513,811; 2003: $513,627), all in accordance with Canadian GAAP.  If Kimber does not achieve a necessary level of profitability it will have to raise additional financing or shut down its operations.

Kimber’s title to its mineral properties and its validity may be disputed in the future by others claiming title to all or part of such properties.

Kimber owns the mining concessions, which constitute its property holdings.  Under the Mexican law, the concessions may be subject to prior unregistered agreements or transfers, which may affect the validity of Kimber’s ownership of such concessions.

A claim by a third party asserting prior unregistered agreements or transfer on any of Kimber’s mineral properties, especially where commercially productive mineral reserves have been located, could adversely result in Kimber losing commercially productive mineral reserves.  Even if a claim is unsuccessful, it may potentially affect Kimber’s current operations due to the high costs of defending against such claims and its impact on senior management's time.  If Kimber loses a commercially productive mineral reserve, such a loss could lower Kimber’s revenues or cause it to cease operations if this reserve represented all of Kimber’s operations at the time of the loss.

Kimber’s properties are located in Mexico and are subject to changes in political conditions and regulations in that country.  If Kimber is not able to comply with all Mexican laws and regulations, this could negatively impact current or planned exploration and development activities.  In addition, as a developing country Kimber may experience difficulties in obtaining financing, finding and hiring qualified people or obtaining all necessary services for Kimber’s operations in Mexico.

Kimber’s principal project is located in Mexico.  Mexico has in the past been subject to political instability, changes and uncertainties, which, if they were to arise again, could cause changes to existing governmental regulations affecting mineral exploration and mining activities. Kimber’s operations and properties are subject to a variety of governmental regulations including, among others:  regulations promulgated by SEMARNAT, Mexico’s environmental protection agency; the Mexican Mining Law; and the regulations of the Comisión National del Aqua with respect to water rights.  Mexican regulators have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards.  Kimber’s mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to Kimber’s activities or maintaining its properties.

It may be difficult for Kimber to obtain necessary financing for its planned exploration or development activities because of their location in Mexico.  Also, it may be difficult to find and hire qualified people in the mining industry who are situated in Mexico or to obtain all of the necessary services or expertise in Mexico or to conduct operations on its projects at reasonable rates.  If qualified people and services or expertise cannot be obtained in Mexico, Kimber may need to seek and obtain those services from people located outside of Mexico which will require work permits and compliance with applicable laws and could result in delays and higher costs to Kimber to conduct its operations in Mexico.

Kimber originally contemplated an open pit mining operation on the Carmen deposit, however it is currently contemplating the possibility of a combined open pit and underground mining operation, the effect of which, if it were to proceed to production, would expose Kimber to increased costs, potential time delays and risks to underground workers.

The change in concept from an open pit to a combined open pit and underground mining operation would, if it proceeds on this basis expose Kimber to the inherent risks of underground mining including increased costs, time delays in developing underground operations and safety issues.  The development of any mine plan and feasibility study must take these factors into consideration and may negatively impact the viability of the project.  If the Carmen deposit is not a viable project as a combined open pit/underground mine Kimber would have to continue to explore for a  viable deposit or cease operations.

Kimber has not completed an environmental impact statement, nor has it received the necessary permits for water or explosives to conduct mining operations.

Kimber’s current principal property is located in Mexico.

The department responsible for environmental protection in Mexico is SEMARNAT and has broad authority to shut down and/or levy fines against facilities that do not comply with environmental regulations or standards.

Regulations require that an environmental impact statement, known in Mexico as a Manifiesto de Impacto Ambiental or “MIA”, be prepared by a third-party contractor for submittal to SEMARNAT. An MIA is required prior to mine construction.  Studies required to support the MIA include a detailed analysis of the following areas:  soil, water, vegetation, wildlife, cultural resources and socio-economic impacts.  The regulatory process in Mexico does not have a public review component but proof of local community support for a project is required to gain final

MIA approval.  A risk analysis must also be prepared in conjunction with the MIA for approval by SEMARNAT. To date this risk analysis has not been prepared

A number of other approvals, licenses and permits are required for various aspects of a mine development.  The most significant permits for the development of the Monterde Property, other than MIA approval, are water rights concessions, or permits to extract water, issued by the National Water Commission, and a permit for consumption, use and storage of explosives, or blasting permit, issued by the Mexican National Defence Secretariat.

Failure to obtain the necessary permits would adversely affect progress of Kimber’s operations and would delay the beginning of commercial operations.

The Monterde Property is located in the Sierra Madre mountains of Mexico which have been subject to episodes of unusually high rainfall in the past two (2) years resulting in washouts and erosion of soil.  Continuing increased rainfall may result in increased costs and delays in operations.

Seasonal rains are a factor that must be considered when carrying on operations in areas such as the Sierra Madre where excessive rain fall may hamper operations.  Some other companies carrying on operations in areas of heavy seasonal rains have been severely impacted by the rainfall and on occasion have been required to cease operations.  If Kimber’s operations are severely impacted by the weather, then it may be required to carry out remedial work and/or cease operations until the seasonal rains come to an end.

Kimber depends on key personnel for critical management decisions and industry contacts but does not maintain key person insurance.

Kimber is dependent on a relatively small number of key personnel, the loss of any of whom could have an adverse effect on the operations of Kimber.

Kimber’s success is dependent to a great degree on its ability to attract and retain highly qualified management personnel.  The loss of such key personnel, through incapacity or otherwise, would require Kimber to seek and retain other qualified personnel and could compromise the pace and success of its exploration activities.  Kimber does not maintain key person insurance in the event of a loss of any such key personnel.

Kimber does not have a full staff of technical people and relies upon outside consultants to provide critical services.

Kimber has a relatively small staff and depends upon its ability to hire consultants with the appropriate background and expertise as they are required to carry out specific tasks.  Kimber’s inability to hire the appropriate consultants at the appropriate time could adversely impact Kimber’s ability to advance its exploration activities.

Kimber will need to raise additional capital though the sale of its securities, resulting in dilution to the existing shareholders, and if such funding is not available, Kimber’s operations would be adversely effected.

Kimber does not generate any revenues from production and does not have sufficient financial resources to undertake by itself all of its planned exploration programs.  Kimber has limited financial resources and has financed its operations primarily through the sale of Kimber’s securities such as Common Shares.  Kimber will need to continue its reliance on the sale of its securities for future financing, resulting in dilution to existing shareholders.  Kimber anticipates that it will have to obtain additional financing before the end of 2008.

Further exploration programs will depend on Kimber’s ability to obtain additional financing which may not be available under favourable terms, if at all.  If adequate financing is not available, Kimber may not be able to commence or continue with its exploration programs.

Future sales of Kimber’s Common Shares into the public market may lower the market price, which may result in losses to Kimber’s shareholders.

As of May 30, 2008 Kimber had 57,873,620 Common Shares issued and outstanding.  In addition, as of May 30, 2008 3,145,000 Common Shares were issuable upon exercise of outstanding stock options, all of which may be exercised in the future resulting in dilution to Kimber’s shareholders.  Of these amounts, officers and directors of Kimber own, as a group, 5,574,465 Common Shares (9.6%) and stock options to acquire an additional 2,090,000 Common Shares. Kimber may issue stock options to purchase an additional 1,842,362 Common Shares remaining under its existing stock option plan.  Most of these Common Shares, including the Common Shares to be issued upon exercise of the outstanding options, are freely tradable.

In addition as of May 30, 2008 there were 4,000,000 outstanding warrants to purchase Common Shares of Kimber at an exercise price of $1.25 per share. Some of the Common Shares to be issued upon exercise of the outstanding warrants will be freely tradable after July 11, 2008.

Sales of substantial amounts of Kimber’s Common Shares into the public market, by Kimber’s officers or directors or pursuant to the exercise of options or warrants, or even the perception by the market that such sales may occur, may lower the market price of its Common Shares.

Kimber has no history of paying dividends, does not expect to pay dividends in the immediate future and may never pay dividends.

Since incorporation, Kimber has not paid any cash or other dividends on its Common Shares and does not expect to pay such dividends in the foreseeable future, as all available funds will be invested primarily to finance its mineral exploration programs.

Kimber’s business involves uninsurable risks and Kimber does not have insurance for these risks.

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur.  It is not always possible to fully insure against such risks. Kimber does not currently have insurance against all such risks and may decide not to take out insurance against all such risks as a result of high premiums or other reasons.  Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Kimber.

Kimber’s activities are subject to environmental liability, which would have an adverse effect on its financial condition and operations.

Kimber is not aware of any claims for damages related to any impact that its operations have had on the environment but it may become subject to such claims in the future.  An environmental claim could adversely affect Kimber’s business due to the high costs of defending against such claims and its impact on senior management's time.

Also, environmental regulations may change in the future which could adversely affect Kimber’s operations including the potential to curtail or cease exploration programs or to preclude entirely the economic development of a mineral property.  The extent of any future changes to environmental regulations cannot be predicted or quantified, but it should be assumed that such regulations would become more stringent in the future.  Generally, new regulations will result in increased compliance costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with the new regulations.

Risks For U.S. Holders

Kimber could be deemed a Passive Foreign Investment Company, which could have negative consequences for U.S. investors.

Potential investors who are U.S. taxpayers should be aware that Kimber may be a passive foreign investment company (“PFIC”) for the current fiscal year, and may also have been a PFIC in prior years and may also be a PFIC in subsequent years.  If Kimber is a PFIC for any year during a U.S. taxpayer’s holding period, then such U.S. taxpayer generally will be required to treat any so-called “excess distribution” received on its Common Shares, or any gain realized upon a disposition of Common Shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain, unless the taxpayer makes a valid qualified electing fund (“QEF”) election or a mark-to-market election with respect to the shares of Kimber.  In certain circumstances, the sum of the tax and the interest charge may exceed the amount of the excess distribution received, or the amount of proceeds of disposition realized, by the taxpayer.  A U.S. taxpayer who makes a QEF election generally must report on a current basis its share of Kimber’s net capital gain and ordinary earnings for any year in which Kimber is a PFIC, whether or not Kimber distributes any amounts to its shareholders. A QEF election will only be effective if Kimber provides certain information to the U.S. holders. There can be no assurances Kimber can, or will comply with these requirements.  A U.S. taxpayer who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s tax basis therein.

If Kimber is (or has been) a PFIC and at any time has a non-US corporate subsidiary that is a PFIC, U.S. Holders generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in any such lower-tier PFIC.  A mark-to-market election under the PFIC rules with respect to Kimber would not apply to a lower-tier PFIC, and a U.S. Holder would not be able to make such an election with respect to its indirect ownership interest in any lower-tier PFIC.  See Item 10 E – Additional Information – Taxation in Kimber’s Annual Report on Form 20-F.

USE OF PROCEEDS

Unless Kimber specifies otherwise in any prospectus supplement, Kimber intends to use the net proceeds from the sale of the securities offered by this prospectus for continued exploration of Kimber’s Monterde Property, the Pericones Property and the Setago Property, advancement of the Carmen deposit and for general corporate purposes.  In particular Kimber is planning to use core drills to drill Carmen at depth, as well as the Arimo and Cerro la Mina targets at the Monterde Property.  Pending these uses Kimber intends to invest the net proceeds in short term bankers acceptances (BA’s) issued by one or more of the big six (6) national Canadian banks.

Kimber may use the net proceeds from the sale of the securities offered by this prospectus to acquire additional mineral properties, or companies holding mineral properties. Kimber does not have any current plans to acquire additional mineral properties, or companies holding mineral properties at the date of this prospectus.

CAPITALIZATION

As at March 31, 2008

Debt
No Debt

Shareholders Equity	42,589,350

Authorized
Common shares, no par value, unlimited number

Issued and outstanding
Common shares, 57,873,620 shares issued and outstanding	$52,868,520

Contributed surplus (additional paid-in capital)	2,420,309

Accumulated deficit	(12,699,479)

Total shareholder's equity	$42,589,350

Total capitalization	$42,589,350

The above capitalization amounts were prepared under Canadian generally accepted accounting principles.

ENFORCEABILITY OF CIVIL LIABILITIES

Kimber is a British Columbia company and its executive offices are located outside of the United States of America in Vancouver, British Columbia. All except three (3) of Kimber’s directors, all of its officers and some of the experts named herein reside outside the United States of America. In addition, all of its assets and, except for the three (3) of Kimber’s directors resident in the United States of America, the assets of Kimber’s directors, officers and experts are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon Kimber or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against Kimber or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, you should not assume that the courts of the Province of British Columbia would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

Kimber has summarized below the material features of its capital stock. This summary is not a complete discussion of Kimber’s organizational documents and other instruments that create the rights of Kimber’s shareholders. Kimber urges you to carefully read those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.

Kimber’s authorized capital stock consists of an unlimited number of Common Shares without par value, of which 57,873,620 Common Shares are issued and outstanding as of June 2, 2008.

Common Stock

As of June 2, 2008, 57,873,620 Common Shares were outstanding out of shares authorized to be issued. As of June 2, 2008, 7,145,000 Common Shares were reserved for issuance upon the exercise of various outstanding options and warrants. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Holders of shares of common stock are entitled to receive dividends, if any, declared by Kimber’s board of directors out of funds legally available for dividends. Holders of Common Shares do not have conversion, redemption or preemptive rights to subscribe for any of Kimber’s securities. All outstanding Common Shares are fully paid and non-assessable.

Warrants

Pursuant to the private placement closed on March 11, 2008 Kimber issued to the subscribers warrants to Kimber purchase an aggregate of 4,000,000 Common Shares of Kimber at an exercise price of $1.25 per share.  As of June 2, 2008 , all of the 4,000,000 warrants are outstanding. The warrants will expire on March 11, 2010 and are not transferable, callable or redeemable.

Stock Options

Pursuant to the Kimber Resources Inc. 2002 Stock Option Plan and the Kimber Resources Inc. 2007 Stock Option Plan, there are outstanding options to purchase a total of 3,145,000 Common Shares of Kimber as of June 2, 2008. Subject to one exception the options generally vest at a rate of 1/3 on the date of grant, 1/3 nine months after the date of grant and the final 1/3 eighteen months after the date of grant. As of the date hereof, options to purchase 2,061,683 Common Shares have vested. The options entitle the holders to purchase shares of common stock at exercise prices ranging from $0.73 per share to $2.67 per share and generally expire five years from the date of grant.

MATERIAL CHANGES

Management Changes

On October 31, 2007 Robert V. Longe retired as President of Kimber and Gordon Cummings, formerly Chief Financial Officer assumed the position of President and Chief Executive officer.  Dr. Lyn Davies was appointed Kimber’s Chief Financial Officer to replace Mr. Cummings.  Mr. Longe resigned as a director of Kimber on November 18, 2007 and Mr. Cummings was appointed a director on that date.  Also on November 18, 2007 Petrus (Marius) H. Maré was appointed Vice President, Exploration of Kimber.

On January 31, 2008 J. Byron Richards resigned as Vice President, Engineering of Kimber and Michael E. Hoole resigned as Vice President and Secretary of Kimber on February 28, 2008.  Both Mr. Richards and Mr. Hoole continue to provide their knowledge, experience and expertise to Kimber on a consulting basis.

Financing

Private Placement No.9 (non-brokered)

On March 11, 2008, the Kimber closed a non-brokered private placement of 8,000,000 units to raise gross proceeds of $6,000,000.  All of the units were issued at a price of $0.75 per unit and each unit consisted of one common share and one-half of a non-transferable warrant, with one whole warrant entitling the holder to purchase one additional common share at $1.25 until March 11, 2010.

Property Developments

Carmen Deposit

No drilling was carried out on the Carmen deposit on the Monterde Property during the nine months ended March 31, 2008. However, during April 2008 two diamond drill rigs, one capable of drilling in excess of 800 metres were moved to the site and commenced drilling. The Carmen deposit will be drilled at depth with an initial diamond drill program of approximately 7,000 metres designed to drill test the Carmen structure at depths of 100 metres or more below any previous intersection.  An additional 5,000 metres of drilling on the Carmen deposit may also be carried out contingent on results from the initial drill program.

During the period from May 2007 to the date of this prospectus a principal focus on the Carmen deposit has been to compile all geologic data (from drill holes, mapping and sampling) so that greater detail can be applied to resource estimates (for both open pit and underground mining) and to the distribution of high and low recovery zones for silver within the deposit. This definitive geologic compilation and the accompanying interpretation are pre-requisites for the next resource estimates and for all economic studies to follow.

Completion of the geologic compilation with the characterization and agitation tests is targeted to outline the different silver-recovery zones within the deposit.

Exploration Drilling at Carotare & Veta Minitas

In January 2007, drilling ended on the Veta Minitas structure and on extensions to the Carotare deposit. However both Veta Minitas and Carotare are being reviewed to evaluate the opportunity for further drilling in 2008.

Exploration on the Monterde Property

A diamond drilling program was initiated on the new Arimo target on the Monterde Property during March, 2008. The area lies approximately three kilometres southwest of the Carmen deposit. The drilling program is designed to test a silicified breccia zone occurring at the contact between the rhyolite tuffs and andesite breccia. In addition, during April 2008 a diamond drill program was commenced on the Cerro la Mina target, also on the Monterde Property and located one kilometre northwest of Arimo. The target is also a silicified breccia at the contact between rhyolite and andesite.  The initial drill program on both of these new targets totalled approximately 2,600 metres. There is an ongoing search for further drill targets on the Monterde Property.

Other Properties

The Company holds two other properties, the Setago and Pericones.  The Company holds mineral concessions for the Setago Property totaling approximately 10,000 hectares.  The Setago Property is also in the Sierre Madre, 24 km to the west of the Monterde Property.

The Company also holds mineral concessions totalling 11,890 hectares at the Pericones Property in Estado de Mexico.  Mapping and sampling is under way at the Pericones Property and is expected to be ongoing until late May 2008 when a decision regarding a future drill program will be considered.

Both the Setago Property and the Pericones Property were acquired by staking and are 100% owned.

PLAN OF DISTRIBUTION

Kimber may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, Kimber may sell some or all of its Common Shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, Kimber may enter into option or other types of transactions that require Kimber to deliver Common Shares to a broker-dealer, who will then resell or transfer the Common Shares under this prospectus. Kimber may enter into hedging transactions with respect to its securities. For example, Kimber may:

•	enter into transactions involving short sales of the Common Shares by broker-dealers;

•	sell Common Shares short themselves and deliver the shares to close out short positions; or

•	enter into option or other types of transactions that require Kimber to deliver Common Shares to a broker-dealer, who will then resell or transfer the Common Shares under this prospectus.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

Kimber may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by Kimber or borrowed from Kimber or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from Kimber in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, Kimber may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in Kimber’s securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on Kimber’s behalf that participates with it in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, Kimber is not a party to any agreement, arrangement or understanding between any broker or dealer with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from Kimber and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the AMEX, the existing trading market for Kimber’s Common Shares, or sales made to or through a market maker other than on an exchange.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Kimber. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Kimber and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Kimber to indemnification by Kimber against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for Kimber in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with Kimber, to indemnification by Kimber against certain civil liabilities, including liabilities under the Securities Act of 1933 relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, Kimber and Kimber’s affiliates in the ordinary course of business.

Kimber will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

LEGAL MATTERS

The legality of the shares of Kimber being offered hereby is being passed upon for Kimber by Stikeman Elliott LLP, Vancouver, British Columbia counsel for Kimber. Holland and Hart LLP, Denver, Colorado, is acting as counsel to Kimber in connection with United States securities laws.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on form 20-F for the year ended June 30, 2007 have been so incorporated in reliance on the report of D&H Group LLP, Chartered Accountants, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Kimber has filed a registration statement on Form F-3 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.      Kimber also files annual and others reports and other information with the SEC. You may read and copy any report or document Kimber files, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kimber’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Quotations for the prices of Kimber’s Common Shares are obtainable on AMEX. Reports and other information about Kimber can be inspected at the offices of the Financial Industry Regulatory Authority, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

As a “foreign private issuer,” Kimber will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders, but, will be required to furnish those proxy statements to shareholders under AMEX rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” Kimber will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability of its insiders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Kimber is incorporating by reference the documents listed below that have filed with the SEC, which means Kimber can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Kimber incorporates by reference:

•	Kimber’s Annual Report on Form 20-F for the fiscal year ended June 30, 2007;

•	Kimber’s report on Form 6-K filed on August 15, 2007, which contains the announcement of the engagement of Blackmont Capital Corp. to investigate various strategic and financial alternatives;

•	Kimber’s report on Form 6-K filed on September 26, 2007, which contains the announcement of the appointment of Gordon Cummings as the President and Chief Executive Officer of Kimber;

•	Kimber’s report on Form 6-K filed on November 8, 2007, which contains the announcement of the appointment of Peter Nixon as the Chairman of the Board of Directors of Kimber;

•	Kimber’s report on Form 6-K filed on November 14, 2007, which contains the announcement of the appointment of Lyn Davies as the Chief Financial Officer of Kimber;

•	Kimber’s report on Form 6-K filed on November 15, 2007, which contains the unaudited financial statements and MD&A as of and for the three months ended September 30, 2007.

•

Kimber’s report on Form 6-K filed on November 26, 2007, which contains the announcement of the appointment of Gordon Cummings to the Board of Directors and the appointment of Petrus (Marius) Maré as the Vice President, Exploration of Kimber;

•

Kimber’s report on Form 6-K filed on February 12, 2008, which contains the announcement of the appointment of Frederick Graybeal and Donald Young to the Board of Directors of Kimber and the resignation of J. Byron Richards as Vice President, Engineering;

•

Kimber’s report on Form 6-K filed on February 12, 2008, which contains the announcement of the intended private placement financing to raise up to $6,000,000 and plans to drill test the depth potential of the Monterde Property ;

•	Kimber’s report on Form 6-K filed on February 15, 2008, which contains the unaudited financial statements and MD&A as of and for the three and six months ended December 31, 2007

•	Kimber’s report on Form 6-K filed on February 15, 2008, which contains the announcement of the increase in concessions held by Kimber on its Pericones and Setago properties;

•

Kimber’s report on Form 6-K filed on March 12, 2008, which contains the announcement of the completion of the private placement financing in the amount of $6,000,000, Kimber’s exploration plans and the resignation of Michael Hoole as Vice President and Secretary;

•	Kimber’s report on Form 6-K filed on April 2, 2008, which contains the announcement of Kimber’s re-commencement of exploration drilling at its Monterde Property; and

•	Kimber’s report on Form 6-K filed on May 14, 2008, which contains the unaudited financial statements as of and for the three and nine months ended March 31, 2008.

Kimber is also incorporating by reference all subsequent annual reports on Form 20-F that it files with the SEC and certain reports on Form 6-K that Kimber furnishes to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until Kimber files a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

Information that Kimber files later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

You may request a copy of these filings without charge by writing or telephoning Kimber’s Chief Financial Officer at the following address or phone number:

Kimber Resources Inc.
215 – 800 West Pender Street

Vancouver, BC
Tel.: (604) 669-2251

PROSPECTUS SUPPLEMENT

KIMBER RESOURCES INC.

   Common Shares

December  , 2009